[Baker & McKenzie LLP London Letterhead]
22 May 2012 The Directors Ensco plc 6 Chesterfield Gardens London, W1J 5BQ England	Our ref: HB Your ref: Direct line: +44 (0) 20 7919 1819 Helen.Bradley@bakermckenzie.com

Dear Sirs
Registration Statement on Form S-8 of Ensco plc (the "Company") dated 22 May 2012 (the "Registration Statement")

1.	INTRODUCTION

In our capacity as English legal advisers to the Company, we have been asked to give an opinion on certain matters relating to the Company.
We are giving this opinion in connection with the Registration Statement to be filed under the United States Securities Act of 1933, as amended (the "Securities Act"), with the United States Securities and Exchange Commission ("SEC"), in connection with the registration of up to 14,000,000 Class A ordinary shares with a nominal value of $0.10 each in the share capital of the Company (the "Shares") to be issued pursuant to the Ensco plc 2012 Long-Term Incentive Plan (the "Plan").
We have been asked by the Company to give this opinion and have taken instructions in this regard solely from the Company.

2.	SCOPE

This letter is limited to English law as applied by the English courts as at the date of this letter and the opinions expressed in this letter are expressed on the basis of English law as the date of this letter. This letter shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. We express no opinion as to matters of fact.
The opinions in this letter are limited to the matters stated herein and do not extend to, and are not to be read as extending by implication to, any other matter. In particular:

(a)	by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect; and

(b)	to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws.

3.	DOCUMENTS

For the purpose of giving this opinion we have examined the following documents:

3.1
copies of the certificate of incorporation of the Company dated 18 September 2009, the certificate of incorporation on change of name of the Company dated 25 September 2009, the certificate of incorporation on re-registration of a private company as a public company of the Company dated 18 December 2009 and the certificate of incorporation on change of name of the Company dated 31 March 2010, in each case attached to the Certificate (as referred to in paragraph 3.4);

3.2	a copy of the current articles of association of the Company, attached to the Certificate (as referred to in paragraph 3.4) (the "Articles");

3.3
a copy of the written resolutions passed by the members of the Company on 15 December 2009, authorising the directors of the Company for the purposes of section 551 Companies Act 2006 to exercise all of the powers of the Company to allot shares in the Company up to an aggregate nominal amount of US$30,000,000 and disapplying section 561 of the Companies Act 2006, in each case for a period expiring 5 years from the date of the resolutions (the "Allotment Resolutions"), attached to the Certificate (as referred to in paragraph 3.4);

3.4	a certificate addressed to us from Brady K. Long, the company secretary of the Company, dated 22 May 2012 and the documents annexed thereto (the "Certificate");

3.5	a copy of the Plan, attached to the Certificate; and

3.6	the results of our search on 22 May 2012 of the public records of the Company on file and available for inspection by the public at the Companies Registry (the "Search").

We have made an enquiry by telephone of the Central Index of Winding-Up and Administration Petitions (the "Central Index") in respect of the Company on 22 May 2012 at 12.59 p.m.
The Company has confirmed to us that all material information relating to the Company has been disclosed by the Company to us for the purpose of this opinion letter.
Except as noted above, we have not made any enquiries or searches concerning the Company or examined any contracts or other documents entered into by or affecting the Company.

4.	ASSUMPTIONS

For the purpose of this opinion we have assumed (without making any investigation) that:

4.1	all documents submitted to us as originals are authentic and complete;

4.2	all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete;

4.3	any signatures and seals on the documents reviewed by us are genuine, were duly applied to the relevant documents and where necessary were properly witnessed;

4.4
all statements contained in the Certificate referred to in paragraph 3.4 above are accurate and not misleading and will remain accurate and not misleading as at the date(s) of any future allotment and issue of Shares;

4.5
there have been no amendments to the Allotment Resolution and the register of members examined by us, that the Allotment Resolution is an accurate and complete record of all directors' and shareholders' resolutions passed since the incorporation of the Company to the date hereof relating to the allotment and issue of Shares, that all such resolutions were duly passed at properly convened meetings of the directors or shareholders (as the case may be), or otherwise in accordance with the articles of association of the Company then in force, and have not been amended or rescinded and are in full force and effect and will not be revoked or varied prior to the date(s) of any future allotment and issue of Shares, and that the register of members is accurate and up-to-date;

4.6	any future allotment and issue of Shares will be duly made in accordance with the articles of association of the Company as in force at the time of such allotment and issue;

4.7
the results of the Search as produced to us are a true and complete copy of the file of records maintained at the Companies Registry concerning the Company for public inspection, such file was complete, accurate and up-to-date at the time of that search and there has been or will have been no alteration in the status or condition of the Company since the date of the Search;

4.8
the information disclosed in response to our telephone enquiry at the Central Index was accurate at the time of such enquiry and such response did not fail to disclose any matters which it should have disclosed and which are relevant for the purposes of this opinion and since the time of the enquiry there has been and, at the date(s) of any future allotment and issue of Shares, there will have been no alteration in the status or condition of the Company as represented in such response;

4.9
as of the date of this opinion and at the date(s) of any future allotment and issue of Shares, the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of the Company, no application has been presented or order made by a court for the administration of the Company, no documents have been filed with the court for the appointment of an administrator in respect of the Company nor has any notice of intention to appoint an administrator been given in respect of the Company and no receiver, trustee, administrator, administrative receiver, liquidator or similar office-holder has been appointed in any jurisdiction in relation to the Company or any of its assets or revenues other than as disclosed by the Search and the Enquiries;

4.10	the consideration for any allotment and issue of Shares will not be less than the par value of such Shares;

4.11
the directors at the time of any allotment and issue of Shares will be duly authorised pursuant to the articles of association of the Company as in force at the time of such allotment and issue, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot such Shares;

4.12	a meeting of the Board or a duly authorised and constituted committee of the Board will be duly convened and held prior to the allotment and issue of Shares, at which it will be resolved to allot and issue such Shares;

4.13	the directors at the time of any allotment and issue of Shares, will have exercised their powers in accordance with their statutory duties under the Companies Act 2006 and English common law;

4.14	Shares will have been, on allotment and issue, fully paid up in cash in accordance with the Companies Act 2006;

4.15	the name of the relevant allottee and the number of Shares allotted will be duly entered in the register of members of the Company;

4.16	at the time of any future allotment and issue of Shares, such Shares will have been allotted and issued so as not to violate any applicable law;

4.17
there has been no bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company in relation to any allotment and issue of Shares;

4.18	there are no provisions of the laws of any jurisdiction outside England which would have any implication for the opinions we express;

4.19	the Plan has been validly adopted and is in force pursuant to the terms of the Plan;

4.20	the Plan has been and will be operated in accordance with its rules;

4.21
insofar as any obligation under the Plan is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance is not and will not be illegal or ineffective by virtue of the law of that jurisdiction.

5.	OPINIONS

5.1
Based upon and subject to the assumptions and qualifications set out in this opinion and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that when new Shares are allotted and issued such Shares will be validly issued, fully paid and non-assessable.

5.2
By "non-assessable" (a phrase which has no recognised meaning under English law) we mean that under the Companies Act 2006, the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of Shares, no holder of such Share(s) is liable, solely because of such holder's status as a holder of such Share, for additional calls on the Shares by the Company or its creditors.

6.	QUALIFICATIONS

The opinions expressed in this letter are subject to the following     qualifications.

6.1	It should be noted that:

(a)
a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or an application for the making of an administration order has been presented or whether or not any documents have been filed with the court for the appointment of an administrator or any notice of intention to appoint an administrator has been given;

(b)
notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrator may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned; and

(c)
a telephone enquiry of the Central Index relates only to compulsory winding-up and to the appointment of an administrator by an administration order of the court and is not conclusively capable of revealing whether or not a petition in respect of a compulsory winding up, or an application for an administration order, has been presented since there may be a delay in notice of such a petition or, as the case may be, application being entered on the records of the Central Index and a petition or application presented to a County Court may not have been notified to the Central Index and so may not appear on the records at all.

6.2
The authorities that have been granted pursuant to the Allotment Resolution are for five years and will therefore expire on 14 December 2015. Following the passing of the Allotment Resolutions, Shares with an aggregate nominal amount of US$8,584,994.20 have been allotted by the Company.

6.3
If a person is (or is controlled by or otherwise connected with another person which is) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or United Kingdom sanctions implemented or effective in the United Kingdom, or is otherwise the target of any such sanctions, then obligations owed to or by that person may be unenforceable or void.

6.4
It should be noted that the register of members of the Company shows the legal ownership of the Company's shares but is not required to record the beneficial ownership of such shares or any trust affecting them nor the existence of any mortgage, charge, pledge, lien or other encumbrance or adverse interest; accordingly we express no opinion on the beneficial ownership of the Company's shares or on the existence or absence of any such other matters.

6.5
Insofar as any obligation under the Plan is to be performed in any jurisdiction other than England and Wales, an English court may have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.6
We express no opinion on the effectiveness of the Plan nor any opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Plan.

6.7
The obligations of the Company and the remedies available to the Company or participants under or in respect of the Plan will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

7.	DISCLOSURE AND RELIANCE

7.1
This opinion is given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member or associated firm thereof. In this opinion the expressions "we", "us", "our" and like expressions should be construed accordingly.

7.2
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company and to the use of this firm's name in such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC issued thereunder.

Yours faithfully
/s/ BAKER & McKENZIE LLP

BAKER & MCKENZIE LLP